SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT by and between Wild Oats Markets, Inc. (the "Company") and Perry D. Odak (the "Executive") is dated June 19, 2002.

RECITALS

A. The Executive and the Company entered into an Employment Agreement dated March 6, 2001 (the "Employment Agreement"); and

B. Under Section 4(b) of the Employment Agreement, the Company shall pay the Executive as Incentive Compensation in respect to each fiscal year (or a portion thereof) of the Company during the Term, an amount determined in accordance with any bonus or short term incentive compensation program (which may be based upon achieving certain specified performance criteria) which may be established by the Board either for the Executive or for senior management;

C. Section 4(b) of the Employment Agreement further provides for the Executive's good faith consideration of waiving all or a portion of the Incentive Compensation otherwise payable to him for the first 12 months of service to the extent that the Company incurs a loss in connection with its obligation to arrange for the purchase of the Executive's house under Section 4(h) of the Employment Agreement;

D. The parties have agreed to an extension of the date on which the Incentive Compensation shall be paid in order to provide for sufficient time to determine whether the Company will incur a loss in connection with the Company's obligation to purchase the Executive's house for purposes of Section 4(b) of the Agreement; and

E. The Board of Directors and the Executive have agreed that the first Incentive Compensation payment date shall be as provided below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Second Amendment to Employment Agreement, the parties hereby agree:

1. Amendment to Section 4(b) - Incentive Compensation. The last sentence in the first full paragraph is deleted and replaced with the following:

"The amount of Incentive Compensation to be paid by the Company to the Executive for the first twelve (12) months of service during the Term hereof shall not be less than Two Hundred Fifty Thousand Dollars ($250,000), which amount shall be paid only if the Executive remains in the employment of the Company on October 20, 2002 or is terminated by the Company other than for Cause (or he terminates for Good Reason) during such period."

2. The following sentence is added at the end of Section 4(b) of the Employment Agreement:

"The Incentive Compensation payment to the Executive for the first 12 months of service during the Term shall be due on or before October 2, 2002, in order to provide sufficient time for the Executive to evaluate whether the Company has incurred a loss in connection with the Company's obligation to purchase the Executive's house."

3. Confirmation. In all other respects, the terms of the Employment Agreement are hereby confirmed.

IN WITNESS WHEREOF, this Second Amendment to Employment Agreement has been executed by the Company, by its duly authorized officer, and by the Executive, as of the date first above written.

THE EXECUTIVE	WILD OATS MARKETS, INC.
/s/ Perry D. Odak	By: /s/ Freya Brier
Perry D. Odak	Name: Freya Brier
Title: V.P., Legal